Exhibit 99.1

Globecomm Reports Fiscal 2013 First Quarter Financial Results

HAUPPAUGE, N.Y.—(BUSINESS WIRE)—November 6, 2012— Globecomm Systems Inc. (NASDAQ:GCOM), a leading communications solutions provider, today reported financial results for the fiscal 2013 first quarter ended September 30, 2012. Globecomm is reporting its financial results on a generally accepted accounting principles (GAAP) basis as well as adjusted EBITDA and adjusted diluted net income per common share, both non-GAAP financial measures, for which the Company provides detailed reconciliations on the attached tables. The following are highlights:

Revenues ($M)

	Q1 FY13	Q1 FY12	% Change
Services	$47.2	$50.2	(6.1)
Infrastructure solutions	$34.0	$20.7	64.0

Consolidated	$81.2	$71.0	14.4

GAAP Results ($M except EPS)

	Q1 FY13	Q1 FY12	% Change
Net income	$2.7	$9.3	(71.3)
Diluted EPS	$0.12	$0.41	(70.7)

Non-GAAP Results ($M except EPS)

	Q1 FY13	Q1 FY12	% Change
Adjusted EBITDA	$8.0	$8.2	(2.5)
Adjusted Diluted EPS	$0.12	$0.12	—

Fiscal Year 2013 First Quarter Results

Revenues for the Company’s fiscal 2013 first quarter increased 14.4% to $81.2 million as compared to $71.0 million in the same period last year. Revenues from services decreased 6.1% to $47.2 million as compared to $50.2 million in the same period last year. The decrease in services revenues was primarily due to a decrease in our access services offering in the government marketplace due to the reduction of services in Iraq. Revenues from infrastructure solutions increased by 64.0% to $34.0 million as compared to $20.7 million in the same period last year. The increase in revenue was primarily driven by the achievement of revenue milestones under a major government program which contributed approximately $11.7 million in revenue and carries lower than traditional infrastructure margins.

Net income for the Company’s fiscal 2013 first quarter decreased to $2.7 million or $0.12 of diluted net income per common share as compared to net income of $9.3 million, or $0.41 of diluted net income per common share in the same period last year. Excluding an earn-out gain in the prior period, adjusted diluted net income per common share for the first quarter of fiscal 2013 was flat at $0.12 as compared to the first quarter in fiscal 2012. During the first quarter of fiscal 2012, the Company recorded a gain for the change in fair value of the ComSource earn-out as a result of decreases in ComSource’s actual results from the previously forecasted performance. In accordance with GAAP, this change in the fair value of the earn-out resulted in a $6.5 million ($0.29 per diluted share) gain to net income. Net income was negatively affected by the reduction of services revenue; however this was offset by a reduction in operating expenses based on certain cost cutting initiatives. Adjusted EBITDA for the first quarter of 2013 decreased slightly to $8.0 million as compared to $8.2 million in the first quarter of fiscal 2012.

Management’s Review of Results and Expectations

David Hershberg, Chairman and CEO, said: “We are proud to report that Globecomm’s robust Long Island and Maryland facilities, both of which were in the path of Hurricane Sandy, coupled with the operations team, successfully provided 100% network uptime throughout the storm for our global customer base. Globecomm will continue to work with our partner Agility Recovery Solutions to assure continued business restoral services for their customers and are on call 24 X 7 to support clients across America. Globecomm’s combined engineering know-how and world-class global network provides us with a significant competitive advantage and remains the core of the Company’s value proposition. We remain excited by the opportunities we see in each of our verticals, most notably in the media and entertainment vertical, to leverage our engineering expertise and global network to create value-added service solutions. While our strategic focus is on increasing market share in our targeted vertical markets and growing our services revenue as the government vertical uncertainty persists, the infrastructure segment remains a critical element of our vision.

The continued strong cash flow from operations and over $70 million of cash on the balance sheet provides us the flexibility to invest in our business, including new products and personnel, and selectively pursue strategic opportunities that will maximize shareholder value despite the head-winds we face in the near term. We generated $6.7 million in cash flow from operations in the quarter and we anticipate strong cash flow in fiscal 2013 as we continue to ship inventory from the NATO TSGT program.”

Keith Hall, President and COO, added: “The team executed well in Q1 with strategic government bookings in our infrastructure segment and continued diversification of services offerings. With the backdrop of government budget uncertainty, we continue to mature our value proposition as a global communication solution provider, as is evident by our recent success of TEMPO and M2M service awards. With the evolution of the Internet and mobile communications, we remain at the forefront of network and application innovation. Cloud and hybrid satellite network opportunities are evolving based on this innovation, and we continue to develop seamless user experiences. As we look to build toward the future, we will continue to enhance this value proposition and are excited about the opportunities it will afford us.”

Management Maintains Expectations for the Fiscal Year Ending June 30, 2013

Globecomm currently expects the following financial results for the fiscal year 2013:

•	Consolidated revenues to be between $340 and $360 million.

•	Services segment revenues to be between $200 and $210 million.

•	GAAP diluted net income per common share to be between $0.66 and $0.76.

•	Adjusted EBITDA to be between $40 and $44 million.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense, non-cash stock compensation expense and earn-out fair value adjustments. Globecomm believes this provides greater transparency by helping illustrate comparability between current and prior periods. Under an accounting pronouncement on business combinations, changes to the fair value of earn-out payments must be recognized in earnings. Therefore, the exclusion of the earn-out fair value adjustments in the adjusted EBITDA calculation provides better comparability.

Adjusted EBITDA does not represent cash flows as defined by GAAP. Globecomm discloses adjusted EBITDA since it is a financial measure commonly used in its industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, the Company also uses adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Reconciliation between GAAP net income and adjusted EBITDA is provided in a table immediately following the Condensed Consolidated Balance Sheets.

Reconciliation of adjusted diluted net income per common share excludes earn-out fair value adjustments, which is not in accordance with GAAP. However, Globecomm believes this measure provides greater transparency by helping illustrate comparability between current and prior periods. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. The Company’s management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and make operating decisions.

About Globecomm Systems

Globecomm Systems Inc. (“we”, “our”, “us” or “Globecomm”), is a leading global communications solutions provider. Employing our expertise in emerging communication technologies, including satellite and other transport mediums, we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and our 24 by 7 network operating centers provides us a unique competitive advantage. We focus this value proposition in selective vertical markets, including government, wireless, media, enterprise and maritime. As a communications solutions provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters or government offices. We currently have customers for which we are providing these solutions in the United States, Europe, South America, Africa, the Middle East and Asia.

Based in Hauppauge, New York, Globecomm also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse to our security holders.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.

SOURCE: Globecomm Systems Inc.

For Globecomm Investor Relations information:

Matthew Byron, 631-457-1301

Senior Vice President, Corporate Office IR/M&A

ir@globecommsystems.com

or

Globecomm Systems Inc.

45 Oser Avenue

Hauppauge, NY 11788

Phone: 631-231-9800; Fax: 631-231-1557

Web: http://www.globecommsystems.com

-Financial tables follow-

Globecomm Systems Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2012	September 30, 2011
Revenues from services	$47,172	$50,239
Revenues from infrastructure solutions	33,991	20,731

Total revenues	81,163	70,970

Costs and operating expenses:
Costs from services	32,004	33,965
Costs from infrastructure solutions	32,072	18,122
Selling and marketing	4,288	4,593
Research and development	953	1,756
General and administrative	7,695	8,343
Earn-out fair value adjustments	—	(6,474)

Total costs and operating expenses	77,012	60,305

Income from operations	4,151	10,665

Interest income	85	55
Interest (expense)	(114)	(165)

Income before income taxes	4,122	10,555

Provision for income taxes	1,446	1,228

Net income	$2,676	$9,327

Basic net income per common share	$0.12	$0.43

Diluted net income per common share	$0.12	$0.41

Weighted-average shares used in the calculation of basic net income per common share	22,425	21,769

Weighted-average shares used in the calculation of diluted net income per common share	22,859	22,537

Globecomm Systems Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2012	June 30, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$70,009	$72,196
Accounts receivable, net	59,315	59,224
Inventories	31,439	30,664
Prepaid expenses and other current assets	4,309	4,101
Deferred income taxes	5,633	7,041

Total current assets	170,705	173,226
Fixed assets, net	48,331	47,712
Goodwill	68,717	68,463
Intangibles, net	18,717	19,331
Other assets	1,334	1,335

Total assets	$307,804	$310,067

Liabilities and Stockholders’ Equity
Current liabilities	$58,662	$63,389
Other liabilities	164	230
Long term debt	13,050	14,575
Deferred income taxes	12,485	12,485
Total stockholders’ equity	223,443	219,388

Total liabilities and stockholders’ equity	$307,804	$310,067

Globecomm Systems Inc.

Reconciliation of Net Income to adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	September 30, 2012	September 30, 2011
Net income	$2,676	$9,327
Adjustments:
Interest (income)	(85)	(55)
Interest expense	114	165
Earn-out fair value adjustments	—	(6,474)
Provision for income taxes	1,446	1,228
Depreciation and amortization	2,973	3,147
Stock compensation expense	869	860

Adjusted EBITDA	$7,993	$8,198

Globecomm Systems Inc.

Reconciliation of adjusted diluted Net Income per common share

(In thousands)

(Unaudited)

	Three Months Ended
	September 30, 2012	September 30, 2011
Diluted net income per common share	$0.12	$0.41
Earn-out fair value adjustments	—	(0.29)

Adjusted diluted net income per common share	$0.12	$0.12